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                         Independent Auditors' Consent

The Board of Directors
Applied Microbiology, Inc.

We consent to incorporation by reference in the Registrtion Statement No. 33-73332 on Form S-8, Registration Statement No. 333-9801 on Form S-8, Registration Statement No. 33-4822 on Form S-3, and Registration Statement No. 333-2507 on Form S-3 of Applied Microbiology, Inc. of our report dated July 22, 1996, relating to the consolidated balance sheets of Applied Microbiology, Inc. and subsidiary as of June 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10-K of Applied Microbiology, Inc.

New York, New York                                        KPMG Peat Marwick LLP
September 26, 1996